Exhibit 99.1

Popular, Inc. Announces Fourth Quarter 2018 Financial Results

  Net income of $106.4 million and an adjusted net income of $134.1 million for the fourth quarter of 2018, compared to a net income of $140.6 million for Q3 2018.
  Net income of $618.2 million and an adjusted net income of $487.3 million for the year 2018, compared to $107.7 million and an adjusted net income of $276.0 million for the year 2017.
  Net interest margin of 4.25% in Q4 2018, compared to 4.07% in Q3 2018.
  Credit Quality:
    Non-performing loans held-in-portfolio (“NPLs”) decreased by $21.4 million from Q3 2018; NPLs to loans ratio at 2.3% vs. 2.4% in Q3 2018;
    Net charge-offs (“NCOs”) increased by $43.3 million; NCOs at 1.63% of average loans held-in-portfolio vs. 1.00% in Q3 2018;
    Provision expense of $42.6 million vs. $54.4 million in Q3 2018;
    Allowance for loan losses of $569.3 million vs. $633.7 million in Q3 2018;
    Allowance for loan losses to loans held-in-portfolio at 2.15% vs. 2.39% in Q3 2018; and
    Allowance for loan losses to NPLs at 93.2% vs. 100.2% in Q3 2018.
  Common Equity Tier 1 ratio of 16.90%, Common Equity per Share of $53.88 and Tangible Book Value per Share of $46.90 at December 31, 2018.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 23, 2019--Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported a net income of $106.4 million and an adjusted net income of $134.1 million for the fourth quarter ended December 31, 2018, compared to a net income of $140.6 million for the third quarter ended September 30, 2018.

Ignacio Alvarez, President and Chief Executive Officer, said: “We are very pleased with our performance in the fourth quarter, which allowed us to finish the year on a strong note. These results include the impact of a number of corporate initiatives that increased expenses for the quarter, but continue to reflect strong top line growth, improving margins and the continuing contribution to income from the Reliable transaction. We begin 2019 with enthusiasm as we build on the momentum created in 2018 and leverage the strength of our balance sheet and unique franchise to continue to drive shareholder value.”

Significant Events

Puerto Rico Tax Reform

On December 10, 2018, the Governor of Puerto Rico signed into law Act No. 257 of 2018, which amended the Puerto Rico Internal Revenue Code to, among other things, reduce the Puerto Rico corporate income tax rate from 39% to 37.5%. The Corporation recognized a $27.7 million non-cash income tax expense as a result of a reduction in the Corporation’s net deferred tax asset (“DTA”) related to its Puerto Rico operations, due to the aforementioned reduction in tax rates at which it expects to realize the benefit of the DTA. This adjustment resulted in a reduction to Common Equity Tier 1 Capital and Total Regulatory Capital of approximately 3 bps.

Profit Sharing Plan

In 2016, the Corporation established a broad-based Profit Sharing Plan (the “Plan”) where employees receive incentive compensation if the Corporation’s earnings results exceed targets set by the Board of Directors. As a result of the Corporation’s earnings for the year ended December 31, 2018, eligible employees will receive incentive payments of up to $5,600 per employee, half of which is to be paid in cash and the other half as a contribution to their 401(K) Savings and Investment Plan. The Corporation has recorded $25.5 million in personnel costs for the year ended December 31, 2018 as a result of the Plan, $17.5 million of which were recorded in the fourth quarter.

Voluntary Retirement Program

The Corporation has offered to eligible Puerto Rico, U.S. Virgin Islands and British Virgin Island employees the opportunity to participate in a Voluntary Retirement Program (the “VRP”). The VRP offers such employees monetary and other incentives in exchange for electing to retire, effective February 1, 2019. To qualify for the VRP, eligible employees must have attained 58 years of age and have at least 10 years of service. A total of 313 eligible employees elected to participate in the VRP. Accordingly, during the fourth quarter of 2018, the Corporation recognized $19.5 million in personnel costs related to compensation arrangements for VRP participants. The Corporation expects annual personnel costs savings of approximately $11 million as a result of the VRP.

The Reliable Acquisition

As previously disclosed, on August 1, 2018, Popular Auto, LLC (“Popular Auto”), Banco Popular de Puerto Rico’s auto finance subsidiary, completed the acquisition of approximately $1.6 billion in retail auto loans and $341 million in primarily auto-related commercial loans from Wells Fargo & Company’s (“Wells Fargo”) auto finance business in Puerto Rico (“Reliable”).

During the fourth quarter of 2018, retrospective adjustments were made to the estimated fair values of the loans acquired from Reliable in order to reflect new information obtained during the measurement period of circumstances that existed as of the acquisition date, in accordance with U.S. GAAP (defined below). The adjustments resulted in a higher fair value ascribed to the loan portfolio acquired from Wells Fargo by $16.4 million and a corresponding decrease in goodwill recognized in connection with the transaction. The related cumulative adjustment to the amortization of the fair value discounts for the retail and commercial portfolios offset each other, resulting in an immaterial impact to the Corporation’s results.

For the quarter ended December 31, 2018, the acquisition of Reliable contributed approximately $18.0 million to net income, compared to $11.7 million for the previous quarter, comprised of net interest income of $42.4 million (September 30, 2018 - $30.7 million), $6.4 million (September 30, 2018 - $5.1 million) of operating income, including servicing fees from a portion of the portfolio retained by Wells Fargo and serviced by Popular Auto, and expenses of $11.7 million (September 30, 2018 - $8.6 million, including $3.8 million of transaction related expenses). These net earnings were subject to the marginal statutory corporate tax rate of 39%.

Redemption of Senior Notes

On October 15, 2018, the Corporation redeemed $450 million aggregate principal amount of its outstanding 7.00% Senior Notes due 2019 (the “2019 Notes”). The redemption was funded with available cash and the proceeds from the issuance, on September 11, 2018, of $300 million aggregate principal amount of 6.125% Senior Notes due 2023 (the “ 2023 Notes”) in an underwritten public offering pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. The Corporation recognized $12.5 million in expenses associated with the accelerated amortization of debt issuance costs and the redemption price of the 2019 Notes.

Common Stock Repurchase Plan

During the fourth quarter of 2018, the Corporation completed a $125 million accelerated share repurchase transaction (“ASR”) with respect to its common stock. In connection therewith, the Corporation had received an initial delivery of 2,000,000 shares of common stock during the third quarter of 2018 and received 438,180 additional shares of common stock during the fourth quarter of 2018. The final number of shares delivered at settlement was based on the average daily volume weighted average price of its common stock, net of a discount, during the term of the ASR, which amounted to $51.27. The Corporation accounted for this as a treasury stock transaction.

Planned Capital Actions for 2019

On January 23, 2019, the Corporation announced the following actions as part of its capital plan for 2019: (i) an increase its quarterly common stock dividend from $0.25 per share to $0.30 per share, beginning in the second quarter of 2019, subject to approval by its Board of Directors, and (ii) up to $250 million in common stock repurchases.

Earnings Highlights

(Unaudited)	Quarters ended			Years ended
(Dollars in thousands, except per share information)	31-Dec-18	30-Sep-18	31-Dec-17	31-Dec-18	31-Dec-17
Net interest income	$476,225	$451,469	$387,216	$1,734,877	$1,501,964
Provision for loan losses	42,568	54,387	70,001	226,342	319,682
Provision for loan losses - covered loans [1]	-	-	1,487	1,730	5,742
Net interest income after provision for loan losses	433,657	397,082	315,728	1,506,805	1,176,540
FDIC loss-share income (expense)	-	-	2,614	94,725	(10,066)
Other non-interest income	153,167	151,021	83,517	557,769	429,233
Operating expenses	396,455	365,437	321,955	1,421,562	1,257,196
Income before income tax	190,369	182,666	79,904	737,737	338,511
Income tax expense	83,966	42,018	182,058	119,579	230,830
Net income (loss)	$106,403	$140,648	$(102,154)	$618,158	$107,681
Net income (loss) applicable to common stock	$105,472	$139,718	$(103,085)	$614,435	$103,958
Net income (loss) per common share - basic	$1.06	$1.38	$(1.01)	$6.07	$1.02
Net income (loss) per common share - diluted	$1.05	$1.38	$(1.01)	$6.06	$1.02
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that were covered under the FDIC Shared-Loss Agreements, terminated on May 22, 2018.

Adjusted results – Non-GAAP

The Corporation prepared its Consolidated Financial Statement using accounting principles generally accepted in the U.S. (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on the reported basis, management monitors the “Adjusted net income” of the Corporation and excludes from such calculation the impact of certain transactions on the results of its operations. Management believes that “Adjusted net income” provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations. “Adjusted net income” is a non-GAAP financial measure.

The table below describes adjustments to net income for the quarter ended December 31, 2018. No adjustments are reflected for the third quarter of 2018.

(Unaudited)
(In thousands)	31-Dec-18
	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$106,403
Non-GAAP Adjustments:
Impact of Law Act No.257[1]	-	27,686	27,686
Adjusted net income (Non-GAAP)			$134,089
[1]On December 10, 2018, the Governor of Puerto Rico signed into law Act No.257 of 2018, which amended the Puerto Rico Internal Revenue Code, to among other things, reduce the Puerto Rico corporate tax rate from 39% to 37.5%. The resulting adjustments reduced the DTA related to the Corporation's P.R. operations as a result of a lower realizable benefit at the lower tax rate.

Net interest income

Net interest income for the quarter ended December 31, 2018 was $476.2 million, compared to $451.5 million for the previous quarter. Net interest margin was 4.25% for the quarter, compared to 4.07% for the previous quarter. As a result of the May 2018 termination of the loss share agreements (the “FDIC Shared-Loss Agreements”) entered into with the Federal Deposit Insurance Corporation in connection with the acquisition of certain assets and assumption of certain liabilities of Westernbank, the presentation of net interest income has been adjusted since the second quarter of 2018 to present the income from the loans acquired from Westernbank (the “WB Loans”) in their respective loan segments. Previously, the Corporation presented the income associated with the WB Loans aggregated into a single line in its analysis of average balances and yields (Tables D and E). The presentation for prior periods has been adjusted accordingly for comparative purposes.

The increase of $24.7 million in net interest income is mainly the result of the following:

Positive variances:

  Higher income from money market, trading and investments by $6.6 million, or 17 basis points, as a result of higher yields during the quarter, including the impact of the increase in the Fed Funds rate by 25 basis points at the end of the third quarter and in December 2018 as well as a shift in invested balances from money market investments to higher earning debt securities;
  Higher income from the consumer loans portfolio by $19.0 million, or 18 basis points, mainly driven by income from the portfolio acquired from Reliable, which impacted the prior quarter for only two months due to the acquisition closing at the beginning of August. Interest income included $16.2 million related to the amortization of the fair value discount recognized in connection with the Reliable transaction, compared to $9.3 million for the previous quarter;
  Higher income from the commercial loans portfolio by $5.4 million, or 10 basis points, mainly due to the prepayment of a loan accounted for under ASC 310-30 at Banco Popular de Puerto Rico (“BPPR”) which resulted in a positive adjustment to its yield. The impact of higher market rates in the adjustable rate portfolio and growth at Popular Bank (“Popular U.S.”) also contributed to the positive variance; and
  Lower borrowing costs by $3.7 million, or 30 basis points, due to the repayment of the 2019 Senior Notes and the redemption of $53 million in Trust Preferred Securities during the previous quarter.

Negative variance:

  Higher cost of interest-bearing deposits by $10.1 million, or 11 basis points, due mainly to higher average balances in NOW and money market and savings accounts, impacted primarily by public sector deposits at BPPR and higher cost of U.S. deposits, mainly from Popular U.S.’s online platform.

BPPR’s net interest income amounted to $408.7 million for the quarter ended December 31, 2018, compared to $388.5 million in the previous quarter. The increase of $20.2 million in net interest income was mainly due to the income from the consumer loan portfolio acquired from Reliable, primarily as a result of a full quarter of results versus only two months in the prior quarter, higher income from money market, trading and investment securities resulting from higher yields and higher income from the commercial loans portfolio as previously stated. These positive results were partially offset by higher interest expense on deposits, mainly from public sector deposits. The net interest margin for the fourth quarter of 2018 was 4.51%, an increase of 16 basis points when compared to 4.35% for the previous quarter. The increase in net interest margin was due to the composition of earning assets, the increase in market rates and the prepayment of a loan accounted for under ASC 310-30, as mentioned above. BPPR’s earning assets yielded 5.04%, compared to 4.81% in the previous quarter, while the cost of interest-bearing deposits was 0.73%, or 11 basis points higher than the 0.62% reported in the previous quarter.

Net interest income for Popular U.S. was $77.9 million, for the quarter ended December 31, 2018, compared to $76.2 million during the previous quarter. The increase of $1.7 million in net interest income was mainly due to higher volume and yields on commercial loans, driven in part by higher loan fees from the early cancellation of loans and higher market rates. These positive variances were partially offset by higher funding costs. Net interest margin for the quarter increased 11 basis points to 3.61%, compared to 3.50% for the previous quarter. The increase in net interest margin was mostly due to higher proportion of earning assets in loans, which carry a higher yield as compared to money market deposits and investments, partially offset by higher cost of deposits mostly raised through Popular U.S.’s online deposit platform. Earning assets yielded 4.74%, compared to 4.54% in the previous quarter, while the cost of interest-bearing deposits was 1.38%, compared to 1.26% in the previous quarter.

Non-interest income

Non-interest income increased by $2.2 million to $153.2 million for the quarter ended December 31, 2018, compared to $151.0 million for the previous quarter. The Corporation recognized as other income $9.5 million in recoveries for hurricane-related claims during each of the third and fourth quarters of 2018. The variance in non-interest income was primarily driven by:

  Higher other service fees by $5.9 million due to higher credit card late fees by $1.2 million as a result of the previous quarter including a reversal of income related to charged off loans; higher debit and credit card interchange fees due to higher transactional volumes; and higher other fees by $2.6 million in part due to retail auto loan servicing fees received from Wells Fargo; and
  higher income on mortgage banking activities by $8.1 million mainly due to a favorable fair value adjustment on mortgage servicing rights of $8.8 million recorded during the fourth quarter.

These positive variances were partially offset by:

  Higher unrealized net losses on equity securities by $2.4 million;
  unfavorable variance in adjustments to indemnity reserves of $3.4 million related to loans previously sold with credit recourse at BPPR; and
  lower other operating income by $7.1 million principally due to lower modification fees received for the successful completion of loss mitigation alternatives by $6.8 million as a result of loan modification levels, which had materially increased as a result of the implementation of hurricane relief programs, normalizing.

Refer to Table B for further details.

Operating expenses

Operating expenses of $396.5 million for the fourth quarter of 2018, an increase of $31.0 million when compared to the third quarter of 2018. The increase in operating expenses was driven primarily by:

  Higher personnel costs by $33.3 million, mainly due to higher other personnel cost by $29.3 million as a result of $17.2 million recognized in connection with the implementation of the VRP and the recognition of $17.5 million (compared to $5.0 million for the previous quarter) related to annual incentives tied to the Corporation’s financial performance; higher pension, postretirement and medical insurance by $3.0 million, also impacted by the benefits provided pursuant to the VRP and higher salaries by $3.0 million. These increases were partially offset by lower commission, incentive and other bonuses by $2.0 million;
  higher net occupancy expense by $5.9 million due to $3.4 million of recoveries for hurricane-related insurance claims recorded during the third quarter of 2018 and higher rent expense in Popular Bank;
  higher professional fees by $5.2 million mainly associated with higher consulting, audit and tax fees;
  higher business promotion expenses by $6.2 million due to higher seasonal advertising costs by $3.1 million and higher donations by $1.4 million; and
  a loss of $12.5 million resulting from the early extinguishment of the 2019 Senior Notes.

These increases were partially offset by:

  Lower FDIC deposit insurance by $3.4 million due to the termination of the temporary surcharge assessed by the FDIC to raise its Reserve Ratio;
  lower OREO expenses by $5.6 million due to $3.3 million in insurance reimbursement related to recoveries for hurricane-related claims and gain on sale of mortgage properties;
  lower credit and debit card processing, volume, interchange and other expenses by $4.2 million as a result of incentives received for exceeding volume targets; and
  lower other operating expenses by $19.5 million mainly resulting from a $19.6 million write-down related to the capitalized software cost of a technology project discontinued by the Corporation during the third quarter of 2018.

Full-time equivalent employees were 8,474 as of December 31, 2018, compared to 8,363 as of September 30, 2018.

For a breakdown of operating expenses by category refer to table B.

Income taxes

For the quarter ended December 31, 2018, the Corporation recorded an income tax expense of $84.0 million, compared to $42.0 million for the previous quarter. As previously discussed, as a result of the enactment of Act No. 257 of 2018, which amended the Puerto Rico Internal Revenue Code to, among other things, reduce the corporate income tax rate from 39% to 37.5%, during the fourth quarter the Corporation recognized a non-cash income tax expense of $27.7 million resulting from adjustments to the DTA related to its Puerto Rico operations due to the lower tax rate, which reduces the expected benefit of the DTA . Excluding the impact of this adjustment, the effective tax rate for the fourth quarter of 2018 was 30%, as more income was recognized at the 39% marginal tax rate in Puerto Rico and the debt extinguishment expenses were not subject to a tax benefit.

The effective tax rate of the Corporation is impacted by the composition and source of its taxable income. For the year 2019, the Corporation expects its consolidated effective tax rate to be within a range from 22-25%.

Credit Quality

Overall, the Puerto Rico segment continued to reflect a positive credit quality trend, with metrics better than, or improving to levels equal to, those prevailing prior to the impact of Hurricanes Irma and Maria in September 2017. The Corporation continues to closely monitor its portfolios and related credit metrics given Puerto Rico’s ongoing economic and fiscal challenges. The results of our U.S. operation also remained solid with strong growth and favorable credit quality metrics. The following presents credit quality results for the fourth quarter of 2018.

  Inflows of NPLs held-in-portfolio, excluding consumer loans, remained stable quarter-over-quarter, increasing slightly by $761 thousand. P.R. mortgage inflows for the quarter remained better than pre-hurricane levels, primarily due to lower early delinquencies.
  Total non-performing loans held-in-portfolio decreased by $21.4 million from the third quarter of 2018, mainly driven by lower P.R. mortgage NPLs of $25.2 million, reflective of lower inflows for the quarter and increased foreclosure activity after the termination of the moratorium period related to the hurricanes. At December 31, 2018, the ratio of NPLs to total loans held-in-portfolio was 2.3%, compared to 2.4% in the third quarter of 2018.
  Net charge-offs increased by $43.3 million from the third quarter of 2018, primarily driven by higher P.R. commercial NCOs of $49.3 million. This increase was related to charge-offs from two large commercial relationships. This increase was in part offset by lower consumer and mortgage NCOs by $6.9 million and $3.9 million, respectively, as the prior quarter was impacted by post-moratorium effects. The U.S. NCOs increased by $5.6 million mostly due to a previously reserved construction loan. The Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 1.63%, compared to 1.00% in the third quarter of 2018. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan and lease losses (“ALLL”) decreased by $64.4 million from the third quarter of 2018 to $569.3 million. The P.R. segment ALLL decreased by $53.0 million, principally driven by the abovementioned charge-offs, coupled with improvements in the loss estimates of the purchased credit impaired loans accounted for under ASC 310-30 and improvements in loss trends in our consumer portfolio. The hurricane-related reserve has been substantially eliminated. However, the ALLL balance at December 31, 2018 included $50 million in environmental factors reserves to account for potential losses in our P.R. commercial portfolio not embedded in our historical loss rates. The U.S. segment ALLL decreased by $11.4 million, mostly due to the construction charge-off recorded during the quarter.
  The general and specific reserves totaled $449.7 million and $119.7 million, respectively, at quarter-end, compared with $503.2 million and $130.5 million, respectively, as of September 30, 2018. The ratio of the allowance for loan losses to loans held-in-portfolio was 2.15% in the fourth quarter of 2018, compared to 2.39% from the previous quarter. The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 93.2% compared to 100.2% in the previous quarter.
  The provision for loan losses for the fourth quarter of 2018 decreased by $11.8 million, driven by a decrease of $8.4 million in the P.R. expense. The provision to net charge-offs ratio was 39.8% in the fourth quarter of 2018, compared to 85.4% in the previous quarter.

Non-Performing Assets
(Unaudited)
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17
Total non-performing loans held-in-portfolio, excluding covered loans	$611,087	$632,488	$550,957
Other real estate owned (“OREO”), excluding covered OREO	136,705	133,780	169,260
Total non-performing assets, excluding covered assets	747,792	766,268	720,217
Covered loans and OREO	-	-	22,948
Total non-performing assets	$747,792	$766,268	$743,165
Net charge-offs for the quarter (excluding covered loans)	$106,938	$63,687	$93,675

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio	$26,507,889	$26,512,168	$24,292,794
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.31%	2.39%	2.27%
Allowance for loan losses to loans held-in-portfolio	2.15	2.39	2.43
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	93.17	100.19	107.12

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended			Years ended
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17	31-Dec-18	31-Dec-17
Provision (reversal) for loan losses:
BPPR	$43,461	$51,877	$52,973	$196,461	$241,739
Popular U.S.	(893)	2,510	17,028	29,881	77,943
Total provision for loan losses - non-covered loans	$42,568	$54,387	$70,001	$226,342	$319,682
Provision for loan losses - covered loans	-	-	1,487	1,730	5,742
Total provision for loan losses	$42,568	$54,387	$71,488	$228,072	$325,424

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Dec-18	30-Sep-18	31-Dec-17
Provision for loan losses	$43,461	$51,877	$52,973
Net charge-offs	96,479	58,846	59,118
Total non-performing loans held-in-portfolio, excluding covered loans	568,098	580,803	511,440
Allowance / non-covered loans held-in-portfolio	2.55%	2.83%	2.87%

	Quarters ended
Popular U.S.	31-Dec-18	30-Sep-18	31-Dec-17
Provision (reversal) for loan losses	$(893)	$2,510	$17,028
Net charge-offs	10,459	4,841	34,557
Total non-performing loans held-in-portfolio	42,989	51,685	39,517
Allowance / non-covered loans held-in-portfolio	0.94%	1.10%	1.16%

Financial Condition Highlights

(Unaudited)
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17
Cash and money market investments	$4,565,083	$5,010,010	$5,657,976
Investment securities	13,595,130	13,344,548	10,482,971
Loans not covered under loss-sharing agreements with the FDIC	26,507,889	26,512,168	24,292,794
Loans covered under loss-sharing agreements with the FDIC	-	-	517,274
Total assets	47,604,577	47,919,428	44,277,337
Deposits	39,710,039	39,648,827	35,453,508
Borrowings	1,537,673	2,046,003	2,023,485
Total liabilities	42,169,520	42,675,079	39,173,432
Stockholders’ equity	5,435,057	5,244,349	5,103,905

Total assets decreased by $0.3 billion from the third quarter of 2018, driven by:

  A decrease of $0.4 billion in cash and money market investments, mainly due to the repayment of the 2019 Senior Notes;

Partially offset by:

  An increase of $0.3 billion in debt securities available-for-sale mainly due to purchases of U.S. Treasury securities at BPPR, partially offset by maturities and calls of U.S. agencies and pay-downs of mortgage-backed securities and collateralized mortgage obligations.

Total liabilities decreased by $0.5 billion from the third quarter of 2018, mainly due to:

  A decrease of $0.5 billion in notes payable due to the redemption on October 15, 2018 of the 2019 Senior Notes.

Stockholders’ equity increased by approximately $0.2 billion from the third quarter of 2018, principally due to lower unrealized losses on debt securities available-for-sale by $0.1 billion and net income for the quarter of $106.4 million; partially offset by declared dividends of $25.1 million on common stock and $0.9 million in dividends on preferred stock.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.90%, $53.88 and $46.90, respectively, at December 31, 2018, compared to 16.19%, $51.77 and $44.62 at September 30, 2018. Refer to Table A for capital ratios.

Refer to Table C for the Statements of Financial Condition.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations, the impact of Hurricanes Irma and Maria on us, our ability to successfully integrate the auto finance business acquired from Wells Fargo, as well as the unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during the due diligence investigation of the business or that are not subject to indemnification or reimbursement, and risks that the business may suffer as a result of the acquisition, including due to adverse effects on relationships with customers, employees and service providers. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, and our Form 10-K for the year 2018 to be filed with the SEC. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Wednesday, January 23, 2019 at 10:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet, and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Saturday, February 23, 2019. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10127730.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release

Table A -	Selected Ratios and Other Information

Table B -	Consolidated Statement of Operations

Table C -	Consolidated Statement of Financial Condition

Table D -	Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E -	Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F -	Mortgage Banking Activities and Other Service Fees

Table G -	Loans and Deposits

Table H -	Non-Performing Assets

Table I -	Activity in Non-Performing Loans

Table J -	Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K -	Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L -	Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M -	Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS

Table N -	Reconciliation to GAAP Financial Measures

Table P -	Adjusted Net Income for the Years Ended December 31, 2018 and 2017 (Non-GAAP)

POPULAR, INC.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Years ended
	31-Dec-18	30-Sep-18	31-Dec-17	31-Dec-18	31-Dec-17
Basic EPS	$1.06	$1.38	$(1.01)	$6.07	$1.02
Diluted EPS	$1.05	$1.38	$(1.01)	$6.06	$1.02
Average common shares outstanding	99,933,184	101,067,300	101,695,868	101,142,258	101,966,429
Average common shares outstanding - assuming dilution	100,114,358	101,249,154	101,695,868	101,308,643	102,045,336
Common shares outstanding at end of period	99,942,845	100,336,341	102,068,981	99,942,845	102,068,981

Market value per common share	$47.22	$51.25	$35.49	$47.22	$35.49

Market capitalization - (In millions)	$4,719	$5,142	$3,622	$4,719	$3,622

Return on average assets	0.88%	1.17%	(0.94%)	1.33%	0.26%
	.	.
Return on average common equity	7.57%	10.10%	(7.67%)	11.39%	1.96%

Net interest margin	4.25%	4.07%	3.90%	4.01%	3.99%

Common equity per share	$53.88	$51.77	$49.51	$53.88	$49.51

Tangible common book value per common share (non-GAAP) [1]	$46.90	$44.62	$43.02	$46.90	$43.02

Tangible common equity to tangible assets (non-GAAP) [1]	9.99%	9.49%	10.07%	9.99%	10.07%

Tier 1 capital	16.90%	16.19%	16.30%	16.90%	16.30%

Total capital	19.54%	18.82%	19.22%	19.54%	19.22%

Tier 1 leverage	9.88%	9.60%	10.02%	9.88%	10.02%

Common Equity Tier 1 capital	16.90%	16.19%	16.30%	16.90%	16.30%
[1] Refer to Table N for reconciliation to GAAP financial measures.

POPULAR, INC.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance	Years ended
(In thousands, except per share information)	31-Dec-18	30-Sep-18	Q4 2018 vs. Q3 2018	31-Dec-17	Q4 2018 vs. Q4 2017	31-Dec-18	31-Dec-17
Interest income:
Loans	$455,238	$430,637	$24,601	$375,981	$79,257	$1,645,736	$1,478,765
Money market investments	25,030	27,581	(2,551)	18,262	6,768	111,288	51,495
Investment securities	79,287	70,147	9,140	51,090	28,197	264,824	195,684
Total interest income	559,555	528,365	31,190	445,333	114,222	2,021,848	1,725,944
Interest expense:
Deposits	65,215	55,134	10,081	36,957	28,258	204,265	141,864
Short-term borrowings	1,823	1,622	201	1,990	(167)	7,210	5,724
Long-term debt	16,292	20,140	(3,848)	19,170	(2,878)	75,496	76,392
Total interest expense	83,330	76,896	6,434	58,117	25,213	286,971	223,980
Net interest income	476,225	451,469	24,756	387,216	89,009	1,734,877	1,501,964
Provision for loan losses - non-covered loans	42,568	54,387	(11,819)	70,001	(27,433)	226,342	319,682
Provision for loan losses - covered loans	-	-	-	1,487	(1,487)	1,730	5,742
Net interest income after provision for loan losses	433,657	397,082	36,575	315,728	117,929	1,506,805	1,176,540
Service charges on deposit accounts	38,973	38,147	826	33,827	5,146	150,677	153,709
Other service fees	70,226	64,316	5,910	48,443	21,783	258,020	217,267
Mortgage banking activities	19,394	11,269	8,125	(1,853)	21,247	52,802	25,496
Net gain on sale of debt securities	-	-	-	-	-	-	83
Other-than-temporary impairment losses on debt securities	-	-	-	-	-	-	(8,299)
Net (loss) gain, including impairment, on equity securities	(2,039)	370	(2,409)	50	(2,089)	(2,081)	251
Net profit (loss) on trading account debt securities	91	(122)	213	(137)	228	(208)	(817)
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	33	-	33	-	33	33	(420)
Adjustments (expense) to indemnity reserves on loans sold	(6,477)	(3,029)	(3,448)	(11,075)	4,598	(12,959)	(22,377)
FDIC loss-share income (expense)	-	-	-	2,614	(2,614)	94,725	(10,066)
Other operating income	32,966	40,070	(7,104)	14,262	18,704	111,485	64,340
Total non-interest income	153,167	151,021	2,146	86,131	67,036	652,494	419,167
Operating expenses:
Personnel costs
Salaries	86,569	83,535	3,034	78,339	8,230	326,509	313,394
Commissions, incentives and other bonuses	23,315	25,365	(2,050)	14,847	8,468	90,000	70,099
Pension, postretirement and medical insurance	11,698	8,670	3,028	10,297	1,401	39,660	40,065
Other personnel costs, including payroll taxes	51,465	22,187	29,278	14,822	36,643	106,819	53,204
Total personnel costs	173,047	139,757	33,290	118,305	54,742	562,988	476,762
Net occupancy expenses	24,500	18,602	5,898	23,899	601	88,329	89,194
Equipment expenses	18,504	18,303	201	16,465	2,039	71,788	65,142
Other taxes	12,583	11,923	660	10,815	1,768	46,284	43,382
Professional fees
Collections, appraisals and other credit related fees	4,043	3,371	672	3,254	789	14,700	14,415
Programming, processing and other technology services	55,089	55,187	(98)	50,496	4,593	216,128	199,873
Legal fees, excluding collections	4,118	4,284	(166)	3,225	893	19,072	11,763
Other professional fees	25,846	21,018	4,828	22,557	3,289	99,944	66,437
Total professional fees	89,096	83,860	5,236	79,532	9,564	349,844	292,488
Communications	5,765	6,054	(289)	5,224	541	23,107	22,466
Business promotion	21,653	15,478	6,175	18,287	3,366	65,918	58,445
FDIC deposit insurance	5,223	8,610	(3,387)	7,456	(2,233)	27,757	26,392
Loss on early extinguishment of debt	12,522	-	12,522	-	12,522	12,522	-
Other real estate owned (OREO) expenses	2,310	7,950	(5,640)	7,328	(5,018)	23,338	48,540
Credit and debit card processing, volume, interchange and other expenses	4,790	8,946	(4,156)	6,853	(2,063)	27,979	26,201
Other operating expenses
Operational losses	9,103	7,770	1,333	11,639	(2,536)	35,798	39,612
All other	15,006	35,860	(20,854)	13,808	1,198	76,584	59,194
Total other operating expenses	24,109	43,630	(19,521)	25,447	(1,338)	112,382	98,806
Amortization of intangibles	2,353	2,324	29	2,344	9	9,326	9,378
Total operating expenses	396,455	365,437	31,018	321,955	74,500	1,421,562	1,257,196
Income before income tax	190,369	182,666	7,703	79,904	110,465	737,737	338,511
Income tax expense	83,966	42,018	41,948	182,058	(98,092)	119,579	230,830
Net income (loss)	$106,403	$140,648	$(34,245)	$(102,154)	$208,557	$618,158	$107,681
Net income (loss) applicable to common stock	$105,472	$139,718	$(34,246)	$(103,085)	$208,557	$614,435	$103,958
Net income (loss) per common share - basic	$1.06	$1.38	$(0.32)	$(1.01)	$2.07	$6.07	$1.02
Net income (loss) per common share - diluted	$1.05	$1.38	$(0.33)	$(1.01)	$2.06	$6.06	$1.02
Dividends Declared per Common Share	$0.25	$0.25	$-	$0.25	$-	$1.00	$1.00

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q4 2018 vs.
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17	Q3 2018
Assets:
Cash and due from banks	$394,035	$400,949	$402,857	$(6,914)
Money market investments	4,171,048	4,609,061	5,255,119	(438,013)
Trading account debt securities, at fair value	37,787	37,731	33,926	56
Debt securities available-for-sale, at fair value	13,300,184	13,047,617	10,176,923	252,567
Debt securities held-to-maturity, at amortized cost	101,575	101,238	107,019	337
Equity securities	155,584	157,962	165,103	(2,378)
Loans held-for-sale, at lower of cost or fair value	51,422	51,742	132,395	(320)
Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	26,663,713	26,661,951	24,423,427	1,762
Loans covered under loss-sharing agreements with the FDIC	-	-	517,274	-
Less: Unearned income	155,824	149,783	130,633	6,041
Allowance for loan losses	569,348	633,718	623,426	(64,370)
Total loans held-in-portfolio, net	25,938,541	25,878,450	24,186,642	60,091
FDIC loss-share asset	-	-	45,192	-
Premises and equipment, net	569,808	557,104	547,142	12,704
Other real estate not covered under loss-sharing agreements with the FDIC	136,705	133,780	169,260	2,925
Other real estate covered under loss-sharing agreements with the FDIC	-	-	19,595	-
Accrued income receivable	166,022	163,443	213,844	2,579
Mortgage servicing assets, at fair value	169,777	162,779	168,031	6,998
Other assets	1,714,134	1,900,850	1,991,323	(186,716)
Goodwill	671,122	687,536	627,294	(16,414)
Other intangible assets	26,833	29,186	35,672	(2,353)
Total assets	$47,604,577	$47,919,428	$44,277,337	$(314,851)
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$9,149,036	$8,803,752	$8,490,945	$345,284
Interest bearing	30,561,003	30,845,075	26,962,563	(284,072)
Total deposits	39,710,039	39,648,827	35,453,508	61,212
Assets sold under agreements to repurchase	281,529	300,116	390,921	(18,587)
Other short-term borrowings	42	1,200	96,208	(1,158)
Notes payable	1,256,102	1,744,687	1,536,356	(488,585)
Other liabilities	921,808	980,249	1,696,439	(58,441)
Total liabilities	42,169,520	42,675,079	39,173,432	(505,559)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,043	1,043	1,042	-
Surplus	4,365,606	4,281,515	4,298,503	84,091
Retained earnings	1,651,731	1,629,692	1,194,994	22,039
Treasury stock	(205,509)	(183,872)	(90,142)	(21,637)
Accumulated other comprehensive loss, net of tax	(427,974)	(534,189)	(350,652)	106,215
Total stockholders’ equity	5,435,057	5,244,349	5,103,905	190,708
Total liabilities and stockholders’ equity	$47,604,577	$47,919,428	$44,277,337	$(314,851)

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarters ended									Variance
	31-Dec-18			30-Sep-18			31-Dec-17			Q4 2018 vs. Q3 2018			Q4 2018 vs. Q4 2017
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$18,278	$104.3	2.27%	$18,547	$97.7	2.10%	$15,666	$69.3	1.76%	($269)	$6.6	0.17%	$2,612	$35.0	0.51%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	11,967	182.1	6.04	11,814	176.7	5.94	11,351	157.5	5.50	153	5.4	0.10	616	24.6	0.54
Construction	905	15.2	6.65	932	15.2	6.45	859	12.5	5.79	(27)	-	0.20	46	2.7	0.86
Mortgage	7,149	90.1	5.04	7,142	90.3	5.06	7,043	89.5	5.08	7	(0.2)	(0.02)	106	0.6	(0.04)
Consumer	5,403	154.2	11.32	4,818	135.2	11.14	3,796	104.7	10.95	585	19.0	0.18	1,607	49.5	0.37
Lease financing	913	13.6	5.97	885	13.3	5.99	781	11.8	6.04	28	0.3	(0.02)	132	1.8	(0.07)
Total loans	26,337	455.2	6.87	25,591	430.7	6.69	23,830	376.0	6.27	746	24.5	0.18	2,507	79.2	0.60
Total interest earning assets	$44,615	$559.5	4.99%	$44,138	$528.4	4.76%	$39,496	$445.3	4.49%	$477	$31.1	0.23%	$5,119	$114.2	0.50%
Allowance for loan losses	(621)			(639)			(644)			18			23
Other non-interest earning assets	3,925			3,992			4,400			(67)			(475)
Total average assets	$47,919			$47,491			$43,252			$428			$4,667

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$13,848	$30.4	0.87%	$13,201	$23.0	0.69%	$11,023	$10.1	0.36%	$647	$7.4	0.18%	$2,825	$20.3	0.51%
Savings	9,728	9.9	0.40	9,797	9.0	0.37	8,457	5.3	0.25	(69)	0.9	0.03	1,271	4.6	0.15
Time deposits	7,419	24.9	1.33	7,419	23.1	1.24	7,545	21.6	1.13	-	1.8	0.09	(126)	3.3	0.20
Total interest-bearing deposits	30,995	65.2	0.83	30,417	55.1	0.72	27,025	37.0	0.54	578	10.1	0.11	3,970	28.2	0.29
Borrowings	1,658	18.1	4.38	1,861	21.8	4.68	2,060	21.1	4.11	(203)	(3.7)	(0.30)	(402)	(3.0)	0.27
Total interest-bearing liabilities	32,653	83.3	1.01	32,278	76.9	0.95	29,085	58.1	0.80	375	6.4	0.06	3,568	25.2	0.21
Net interest spread			3.98%			3.81%			3.69%			0.17%			0.29%
Non-interest bearing deposits	8,895			8,860			7,880			35			1,015
Other liabilities	799			816			908			(17)			(109)
Stockholders' equity	5,572			5,537			5,379			35			193
Total average liabilities and stockholders' equity	$47,919			$47,491			$43,252			$428			$4,667

Net interest income / margin non-taxable equivalent basis		$476.2	4.25%		$451.5	4.07%		$387.2	3.90%		$24.7	0.18%		$89.0	0.35%

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Years ended
	31-Dec-18			31-Dec-17			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions; yields not on a taxable equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$18,212	$376.1	2.07%	$14,158	$247.2	1.75%	$4,054	$128.9	0.32%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	11,698	686.4	5.87	11,065	611.3	5.52	633	75.1	0.35
Construction	915	58.3	6.37	830	46.6	5.61	85	11.7	0.76
Mortgage	7,119	360.4	5.06	7,110	370.1	5.21	9	(9.7)	(0.15)
Consumer	4,464	488.8	10.95	3,764	403.6	10.72	700	85.2	0.23
Lease financing	867	51.9	5.98	742	47.1	6.35	125	4.8	(0.37)
Total loans	25,063	1,645.8	6.57	23,511	1,478.7	6.29	1,552	167.1	0.28
Total interest earning assets	$43,275	$2,021.9	4.67%	$37,669	$1,725.9	4.58%	$5,606	$296.0	0.09%
Allowance for loan losses	(635)			(573)			(62)
Other non-interest earning assets	3,999			4,308			(309)
Total average assets	$46,639			$41,404			$5,235

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$12,688	$80.7	0.64%	$10,116	$37.5	0.36%	$2,572	$43.2	0.28%
Savings	9,439	31.9	0.34	8,103	20.2	0.25	1,336	11.7	0.09
Time deposits	7,570	91.7	1.21	7,625	84.1	1.10	(55)	7.6	0.11
Total interest-bearing deposits	29,697	204.3	0.69	25,844	141.8	0.55	3,853	62.5	0.14
Borrowings	1,879	82.7	4.40	2,001	82.1	4.10	(122)	0.6	0.30
Total interest-bearing liabilities	31,576	287.0	0.91	27,845	223.9	0.80	3,731	63.1	0.11
Net interest spread			3.76%			3.78%			(0.02)%
Non-interest bearing deposits	8,790			7,339			1,451
Other liabilities	831			875			(44)
Stockholders' equity	5,442			5,345			97
Total average liabilities and stockholders' equity	$46,639			$41,404			$5,235

Net interest income / margin non-taxable equivalent basis		$1,734.9	4.01%		$1,502.0	3.99%		$232.9	0.02%

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities
	Quarters ended			Variance		Years ended		Variance
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17	Q4 2018 vs.Q3 2018	Q4 2018 vs.Q4 2017	31-Dec-18	31-Dec-17	2018 vs. 2017
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$12,327	$12,324	$9,815	$3	$2,512	$49,532	$48,300	$1,232
Mortgage servicing rights fair value adjustments	4,646	(4,194)	(12,257)	8,840	16,903	(8,477)	(36,519)	28,042
Total mortgage servicing fees, net of fair value adjustments	16,973	8,130	(2,442)	8,843	19,415	41,055	11,781	29,274
Net gain on sale of loans, including valuation on loans held-for-sale	2,893	3,014	213	(121)	2,680	9,424	17,088	(7,664)
Trading account (loss) profit:
Unrealized (losses) gains on outstanding derivative positions	(122)	45	288	(167)	(410)	(253)	184	(437)
Realized (losses) gains on closed derivative positions	(350)	80	88	(430)	(438)	2,576	(3,557)	6,133
Total trading account (loss) profit	(472)	125	376	(597)	(848)	2,323	(3,373)	5,696
Total mortgage banking activities	$19,394	$11,269	$(1,853)	$8,125	$21,247	$52,802	$25,496	$27,306

Other Service Fees
	Quarters ended			Variance		Years ended		Variance
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17	Q4 2018 vs.Q3 2018	Q4 2018 vs.Q4 2017	31-Dec-18	31-Dec-17	2018 vs. 2017
Other service fees:
Debit card fees	$11,868	$10,984	$9,243	$884	$2,625	$46,174	$42,721	$3,453
Insurance fees	14,362	14,042	11,538	320	2,824	54,030	50,948	3,082
Credit card fees	23,827	21,525	13,304	2,302	10,523	89,693	67,584	22,109
Sale and administration of investment products	5,824	5,696	5,581	128	243	21,895	21,958	(63)
Trust fees	4,677	4,967	5,297	(290)	(620)	19,880	19,972	(92)
Other fees	9,668	7,102	3,480	2,566	6,188	26,348	14,084	12,264
Total other service fees	$70,226	$64,316	$48,443	$5,910	$21,783	$258,020	$217,267	$40,753

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17	Q4 2018 vs. Q3 2018	Q4 2018 vs. Q4 2017
Loans not covered under FDIC loss-sharing agreements:
Commercial	$12,043,019	$11,993,707	$11,488,861	$49,312	$554,158
Construction	779,449	943,365	880,029	(163,916)	(100,580)
Legacy [1]	25,949	27,566	32,980	(1,617)	(7,031)
Lease financing	934,773	903,540	809,990	31,233	124,783
Mortgage	7,235,258	7,304,170	7,270,407	(68,912)	(35,149)
Consumer	5,489,441	5,339,820	3,810,527	149,621	1,678,914
Total non-covered loans held-in-portfolio	$26,507,889	$26,512,168	$24,292,794	$(4,279)	$2,215,095
Loans covered under FDIC loss-sharing agreements	-	-	517,274	-	(517,274)
Total loans held-in-portfolio	$26,507,889	$26,512,168	$24,810,068	$(4,279)	$1,697,821
Loans held-for-sale:
Mortgage	51,422	51,742	132,395	(320)	(80,973)
Total loans held-for-sale	$51,422	$51,742	$132,395	$(320)	$(80,973)
Total loans	$26,559,311	$26,563,910	$24,942,463	$(4,599)	$1,616,848
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.
Deposits - Ending Balances
				Variance
(In thousands)	31-Dec-18	30-Sep-18	31-Dec-17	Q4 2018 vs. Q3 2018	Q4 2018 vs.Q4 2017
Demand deposits [1]	$16,077,023	$16,120,156	$12,460,081	$(43,133)	$3,616,942
Savings, NOW and money market deposits (non-brokered)	15,616,247	15,714,275	15,054,242	(98,028)	562,005
Savings, NOW and money market deposits (brokered)	400,004	402,116	424,307	(2,112)	(24,303)
Time deposits (non-brokered)	7,500,544	7,280,854	7,411,140	219,690	89,404
Time deposits (brokered CDs)	116,221	131,426	103,738	(15,205)	12,483
Total deposits	$39,710,039	$39,648,827	$35,453,508	$61,212	$4,256,531
[1] Includes interest and non-interest bearing demand deposits.

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	31-Dec-18	As a % of loans HIP by category	30-Sep-18	As a % of loans HIP by category	31-Dec-17	As a % of loans HIP by category	Q4 2018 vs. Q3 2018	Q4 2018 vs. Q4 2017
Non-accrual loans:
Commercial	$184,026	1.5%	$172,685	1.4%	$165,065	1.4%	$11,341	$18,961
Construction	13,848	1.8	19,695	2.1	-	-	(5,847)	13,848
Legacy [1]	2,627	10.1	3,403	12.3	3,039	9.2	(776)	(412)
Lease financing	3,313	0.4	3,009	0.3	2,974	0.4	304	339
Mortgage	334,598	4.6	361,085	4.9	321,549	4.4	(26,487)	13,049
Consumer	72,675	1.3	72,611	1.4	58,330	1.5	64	14,345
Total non-performing loans held-in-portfolio, excluding covered loans	611,087	2.3%	632,488	2.4%	550,957	2.3%	(21,401)	60,130
Other real estate owned (“OREO”), excluding covered OREO	136,705		133,780		169,260		2,925	(32,555)
Total non-performing assets, excluding covered assets	747,792		766,268		720,217		(18,476)	27,575
Covered loans and OREO	-		-		22,948		-	(22,948)
Total non-performing assets [2]	$747,792		$766,268		$743,165		$(18,476)	$4,627
Accruing loans past due 90 days or more [3] [4]	$618,006		$753,074		$1,225,149		$(135,068)	$(607,143)
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.31%		2.39%		2.27%
Allowance for loan losses to loans held-in-portfolio	2.15		2.39		2.43
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	93.17		100.19		107.12
Ratios including covered loans:
Non-performing assets to total assets	1.57%		1.60%		1.68%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.31		2.39		2.23
Allowance for loan losses to loans held-in-portfolio	2.15		2.39		2.51
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	93.17		100.19		112.47
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[2] There were no non-performing loans held-for-sale as of December 31, 2018, September 30, 2018 and December 31, 2017.

[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include loans rebooked, which were previously pooled into GNMA securities amounting to $134 million (September 30, 2018 - $195 million; December 31, 2017 - $840 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. These balances include $283 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2018 (September 30, 2018 - $238 million; December 31, 2017 - $178 million). Furthermore, the Corporation has approximately $69 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation's policy to exclude these balances from non-performing assets (September 30, 2018 - $53 million; December 31, 2017 - $58 million).

[4] The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $216 million at December 31, 2018 (September 30, 2018 - $304 million; December 31, 2017 - $272 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-18			30-Sep-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$171,271	$1,414	$172,685	$162,781	$2,168	$164,949
Plus:
New non-performing loans	25,366	1,158	26,524	23,894	1,663	25,557
Less:
Non-performing loans transferred to OREO	(1,075)	-	(1,075)	(1,480)	-	(1,480)
Non-performing loans charged-off	(3,482)	(32)	(3,514)	(5,179)	(3)	(5,182)
Loans returned to accrual status / loan collections	(9,130)	(1,464)	(10,594)	(8,745)	(2,414)	(11,159)
Ending balance NPLs	$182,950	$1,076	$184,026	$171,271	$1,414	$172,685

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-18			30-Sep-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$1,829	$17,866	$19,695	$2,559	$17,901	$20,460
Less:
Non-performing loans charged-off	-	(5,806)	(5,806)	-	-	-
Loans returned to accrual status / loan collections	(41)	-	(41)	(730)	(35)	(765)
Ending balance NPLs	$1,788	$12,060	$13,848	$1,829	$17,866	$19,695

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	31-Dec-18			30-Sep-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$348,779	$12,306	$361,085	$373,257	$11,398	$384,655
Plus:
New non-performing loans	46,187	2,352	48,539	44,453	4,406	48,859
Advances on existing non-performing loans	-	98	98	-	52	52
Less:
Non-performing loans transferred to OREO	(15,258)	(503)	(15,761)	(4,688)	(183)	(4,871)
Non-performing loans charged-off	(9,376)	(56)	(9,432)	(18,590)	(14)	(18,604)
Loans returned to accrual status / loan collections	(46,767)	(3,164)	(49,931)	(45,653)	(3,353)	(49,006)
Ending balance NPLs	$323,565	$11,033	$334,598	$348,779	$12,306	$361,085

Total non-performing loans held-in-portfolio (excluding consumer):
	Quarter ended			Quarter ended
	31-Dec-18			30-Sep-18
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$521,879	$34,989	$556,868	$538,597	$35,130	$573,727
Plus:
New non-performing loans	71,553	3,568	75,121	68,347	6,069	74,416
Advances on existing non-performing loans	-	114	114	-	58	58
Less:
Non-performing loans transferred to OREO	(16,333)	(503)	(16,836)	(6,168)	(183)	(6,351)
Non-performing loans charged-off	(12,858)	(5,881)	(18,739)	(23,769)	(17)	(23,786)
Loans returned to accrual status / loan collections	(55,938)	(5,491)	(61,429)	(55,128)	(6,068)	(61,196)
Ending balance NPLs [1]	$508,303	$26,796	$535,099	$521,879	$34,989	$556,868
[1] Includes $2.6 million of NPLs related to the legacy portfolio as of December 31, 2018 (September 30, 2018 - $3.4 million).

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended	Quarter ended	Quarter ended
	31-Dec-18	30-Sep-18	31-Dec-17
(Dollars in thousands)	Total	Total	Non-covered loans	Covered loans	Total
Balance at beginning of period	$633,718	$643,018	$613,856	$33,057	$646,913
Provision for loan losses	42,568	54,387	70,001	1,487	71,488
	676,286	697,405	683,857	34,544	718,401
Net loans charged-off (recovered):
BPPR
Commercial	51,659	2,369	8,450	-	8,450
Construction	(720)	(125)	(59)	-	(59)
Lease financing	1,323	1,557	3,024	-	3,024
Mortgage	18,041	21,962	23,565	1,315	24,880
Consumer	26,176	33,083	24,138	(15)	24,123
Total BPPR	96,479	58,846	59,118	1,300	60,418

Popular U.S.
Commercial	1,081	1,741	30,981	-	30,981
Construction	5,806	-	(7)	-	(7)
Legacy [1]	(739)	(685)	(647)	-	(647)
Mortgage	(82)	(3)	56	-	56
Consumer	4,393	3,788	4,174	-	4,174
Total Popular U.S.	10,459	4,841	34,557	-	34,557
Total loans charged-off - Popular, Inc.	106,938	63,687	93,675	1,300	94,975
Balance at end of period	$569,348	$633,718	$590,182	$33,244	$623,426

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.63%	1.00%	1.61%		1.60%
Provision for loan losses to net charge-offs	39.81%	85.40%	74.73%		75.27%

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.96%	1.24%	1.38%		1.37%
Provision for loan losses to net charge-offs	45.05%	88.16%	89.61%		90.14%

Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.63%	0.29%			2.26%
Provision for loan losses to net charge-offs	(8.54)%	51.85%			49.28%
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

	Year ended			Year ended
(Dollars in thousands)	31-Dec-18			31-Dec-17
	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total
Balance at beginning of period	$590,182	$33,244	$623,426	$510,301	$30,350	$540,651
Provision for loan losses [1]	226,342	1,730	228,072	319,682	5,742	325,424
	816,524	34,974	851,498	829,983	36,092	866,075
Net loans charged-off (recovered):
BPPR
Commercial [1]	65,931	-	65,931	22,395	-	22,395
Construction	(1,354)	-	(1,354)	(2,623)	-	(2,623)
Lease financing	6,030	-	6,030	6,770	-	6,770
Mortgage	64,822	1,364	66,186	74,944	2,736	77,680
Consumer	105,588	-	105,588	90,133	112	90,245
Total BPPR	241,017	1,364	242,381	191,619	2,848	194,467

Popular U.S.
Commercial	19,784	-	19,784	34,157	-	34,157
Construction	5,806	-	5,806	(7)	-	(7)
Legacy [2]	(2,032)	-	(2,032)	(1,730)	-	(1,730)
Mortgage	(371)	-	(371)	240	-	240
Consumer	16,582	-	16,582	15,522	-	15,522
Total Popular U.S.	39,769	-	39,769	48,182	-	48,182
Total loans charged-off - Popular, Inc.	280,786	1,364	282,150	239,801	2,848	242,649
Balance transferred from covered to non-covered loans	33,610	(33,610)	-	-	-	-
Balance at end of period	$569,348	$-	$569,348	$590,182	$33,244	$623,426

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.13%		1.13%	1.05%		1.03%
Provision for loan losses to net charge-offs	80.61%		80.83%	133.31%		134.11%

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.31%		1.31%	1.13%		1.11%
Provision for loan losses to net charge-offs	81.51%		81.77%	126.16%		127.26%

Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio			0.61%			0.82%
Provision for loan losses to net charge-offs			75.14%			161.77%
[1] For the year ended December 31, 2017, includes the elimination of an incremental $6.0 million provision for loan losses and corresponding charge-off related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

31-Dec-18
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$52,190	$56	$-	$41,211	$320	$25,893	$119,670
Impaired loans	$398,518	$13,848	$-	$518,888	$1,099	$112,742	$1,045,095
Specific ALLL to impaired loans	13.10%	0.40%	-%	7.94%	29.12%	22.97%	11.45%
General ALLL	$186,925	$7,368	$969	$106,201	$11,166	$137,049	$449,678
Loans held-in-portfolio, excluding impaired loans	$11,644,501	$765,601	$25,949	$6,716,370	$933,674	$5,376,699	$25,462,794
General ALLL to loans held-in-portfolio, excluding impaired loans	1.61%	0.96%	3.73%	1.58%	1.20%	2.55%	1.77%
Total ALLL	$239,115	$7,424	$969	$147,412	$11,486	$162,942	$569,348
Total loans held-in-portfolio	$12,043,019	$779,449	$25,949	$7,235,258	$934,773	$5,489,441	$26,507,889
ALLL to loans held-in-portfolio	1.99%	0.95%	3.73%	2.04%	1.23%	2.97%	2.15%
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

30-Sep-18
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$52,250	$5,530	$-	$46,205	$297	$26,255	$130,537
Impaired loans	$356,007	$19,695	$-	$517,083	$931	$114,572	$1,008,288
Specific ALLL to impaired loans	14.68%	28.08%	-%	8.94%	31.90%	22.92%	12.95%
General ALLL	$192,290	$9,590	$377	$128,382	$12,009	$160,533	$503,181
Loans held-in-portfolio, excluding impaired loans	$11,637,700	$923,670	$27,566	$6,787,087	$902,609	$5,225,248	$25,503,880
General ALLL to loans held-in-portfolio, excluding impaired loans	1.65%	1.04%	1.37%	1.89%	1.33%	3.07%	1.97%
Total ALLL	$244,540	$15,120	$377	$174,587	$12,306	$186,788	$633,718
Total loans held-in-portfolio	$11,993,707	$943,365	$27,566	$7,304,170	$903,540	$5,339,820	$26,512,168
ALLL to loans held-in-portfolio	2.04%	1.60%	1.37%	2.39%	1.36%	3.50%	2.39%
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$(60)	$(5,474)	$-	$(4,994)	$23	$(362)	$(10,867)
Impaired loans	$42,511	$(5,847)	$-	$1,805	$168	$(1,830)	$36,807
General ALLL	$(5,365)	$(2,222)	$592	$(22,181)	$(843)	$(23,484)	$(53,503)
Loans held-in-portfolio, excluding impaired loans	$6,801	$(158,069)	$(1,617)	$(70,717)	$31,065	$151,451	$(41,086)
Total ALLL	$(5,425)	$(7,696)	$592	$(27,175)	$(820)	$(23,846)	$(64,370)
Total loans held-in-portfolio	$49,312	$(163,916)	$(1,617)	$(68,912)	$31,233	$149,621	$(4,279)

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

31-Dec-18
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL	$52,190	$56	$38,760	$320	$24,083	$115,409
General ALLL	155,024	830	104,218	11,166	120,511	391,749
Total ALLL	$207,214	$886	$142,978	$11,486	$144,594	$507,158
Loans held-in-portfolio:
Impaired loans	$398,518	$1,788	$509,468	$1,099	$104,235	$1,015,108
Loans held-in-portfolio, excluding impaired loans	6,974,125	84,167	5,923,855	933,674	4,952,543	18,868,364
Total loans held-in-portfolio	$7,372,643	$85,955	$6,433,323	$934,773	$5,056,778	$19,883,472

30-Sep-18
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL	$52,250	$-	$43,841	$297	$24,906	$121,294
General ALLL	157,855	878	126,445	12,009	141,695	438,882
Total ALLL	$210,105	$878	$170,286	$12,306	$166,601	$560,176
Loans held-in-portfolio:
Impaired	$356,007	$1,829	$508,258	$931	$107,184	$974,209
Loans held-in-portfolio, excluding impaired loans	7,051,469	75,964	6,023,018	902,609	4,796,084	18,849,144
Total loans held-in-portfolio	$7,407,476	$77,793	$6,531,276	$903,540	$4,903,268	$19,823,353

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL	$(60)	$56	$(5,081)	$23	$(823)	$(5,885)
General ALLL	(2,831)	(48)	(22,227)	(843)	(21,184)	(47,133)
Total ALLL	$(2,891)	$8	$(27,308)	$(820)	$(22,007)	$(53,018)
Loans held-in-portfolio:
Impaired	$42,511	$(41)	$1,210	$168	$(2,949)	$40,899
Loans held-in-portfolio, excluding impaired loans	(77,344)	8,203	(99,163)	31,065	156,459	19,220
Total loans held-in-portfolio	$(34,833)	$8,162	$(97,953)	$31,233	$153,510	$60,119

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS
(Unaudited)

31-Dec-18
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,451	$1,810	$4,261
General ALLL	31,901	6,538	969	1,983	16,538	57,929
Total ALLL	$31,901	$6,538	$969	$4,434	$18,348	$62,190
Loans held-in-portfolio:
Impaired loans	$-	$12,060	$-	$9,420	$8,507	$29,987
Loans held-in-portfolio, excluding impaired loans	4,670,376	681,434	25,949	792,515	424,156	6,594,430
Total loans held-in-portfolio	$4,670,376	$693,494	$25,949	$801,935	$432,663	$6,624,417

30-Sep-18
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$5,530	$-	$2,364	$1,349	$9,243
General ALLL	34,435	8,712	377	1,937	18,838	64,299
Total ALLL	$34,435	$14,242	$377	$4,301	$20,187	$73,542
Loans held-in-portfolio:
Impaired loans	$-	$17,866	$-	$8,825	$7,388	$34,079
Loans held-in-portfolio, excluding impaired loans	4,586,231	847,706	27,566	764,069	429,164	6,654,736
Total loans held-in-portfolio	$4,586,231	$865,572	$27,566	$772,894	$436,552	$6,688,815

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$(5,530)	$-	$87	$461	$(4,982)
General ALLL	(2,534)	(2,174)	592	46	(2,300)	(6,370)
Total ALLL	$(2,534)	$(7,704)	$592	$133	$(1,839)	$(11,352)
Loans held-in-portfolio:
Impaired loans	$-	$(5,806)	$-	$595	$1,119	$(4,092)
Loans held-in-portfolio, excluding impaired loans	84,145	(166,272)	(1,617)	28,446	(5,008)	(60,306)
Total loans held-in-portfolio	$84,145	$(172,078)	$(1,617)	$29,041	$(3,889)	$(64,398)

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	31-Dec-18	30-Sep-18	31-Dec-17
Total stockholders’ equity	$5,435,057	$5,244,349	$5,103,905
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(671,122)	(687,536)	(627,294)
Less: Other intangibles	(26,833)	(29,186)	(35,672)
Total tangible common equity	$4,686,942	$4,477,467	$4,390,779
Total assets	$47,604,577	$47,919,428	$44,277,337
Less: Goodwill	(671,122)	(687,536)	(627,294)
Less: Other intangibles	(26,833)	(29,186)	(35,672)
Total tangible assets	$46,906,622	$47,202,706	$43,614,371
Tangible common equity to tangible assets	9.99%	9.49%	10.07%
Common shares outstanding at end of period	99,942,845	100,336,341	102,068,981
Tangible book value per common share	$46.90	$44.62	$43.02

Popular, Inc.
Financial Supplement to Fourth Quarter 2018 Earnings Release
Table P - Adjusted Net Income for the Years Ended December 31, 2018 and 2017 (Non-GAAP)
(Unaudited)

	31-Dec-18
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$618,158
Non-GAAP Adjustments:
Termination of FDIC Shared-Loss Agreements[1]	(94,633)	45,059	(49,574)
Tax Closing Agreement[2]	-	(108,946)	(108,946)
Impact of Law Act No.257[3]	-	27,686	27,686
Adjusted net income (Non-GAAP)			$487,324
[1]On May 22, 2018, BPPR entered into a Termination Agreement with the FDIC to terminate all Shared-Loss Agreements in connection with the acquisition of certain assets and assumptions of certain liabilities of Westernbank Puerto Rico in 2010. As a result, BPPR recognized a pre-tax gain of $94.6 million, net of the related professional and advisory fees of $8.1 million associated with the Termination Agreement.

[2]Represents the impact of the Termination Agreement on income taxes. In June 2012, the Corporation entered into a Tax Closing Agreement with the Puerto Rico Department of the Treasury to clarify the tax treatment related to the loans acquired in the FDIC Transaction in accordance with the provisions of the Puerto Rico Tax Code. Based on the provisions of this Tax Closing Agreement, the Corporation recognized a net income tax benefit of $108.9 million during the second quarter of 2018.

[3]On December 10, 2018, the Governor of Puerto Rico signed into law Act No.257 of 2018, which amended the Puerto Rico Internal Revenue Code, to among other things, reduce the Puerto Rico corporate tax rate from 39% to 37.5%. The resulting adjustments reduced the DTA related to the Corporation's P.R. operations as a result of a lower realizable benefit at the lower tax rate.

	31-Dec-17
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$107,681
Non-GAAP Adjustments:
Impact of the Tax Cuts and Jobs Act[1]	-	168,358	168,358
Adjusted net income (Non-GAAP)			$276,039
[1]On December 22, 2017, the Tax Cuts and Jobs Act ("the Act") was signed into law by the President of the United States. The Act, among other things, reduced the maximum federal Corporate Tax rate from 35% to 21%. The adjustments reduced the DTA related to the Corporation's U.S. operations as a result of lower realizable benefit at the lower tax rate.

CONTACT:
Popular, Inc.
Investor Relations:
Paul Cardillo, 212-417-6721
Senior Vice President, Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)
Senior Vice President, Corporate Communications